UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

EMBARR DOWNS, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-55044	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

205 Ave Del Mar #984

San Clemente, CA 92674

(Address of principal executive offices) (zip code)

(949) 461-1471

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

 Item 8.01 Other Events.

(1)	The Company will hold a shareholder meeting on November 15, 2014 in Las Vegas, Nevada. The meeting will take place at 12:30pm at the Aria Hotel and Casino in the Executive Hospitality Suite.

(2)	The Company has submitted its 10-K to the auditors. Our filing date is December 1, 2014.

On September 16, 2014 the Company’s subsidiary WB Partners entered into a consulting agreement with Nate’s Food Co. The Company was compensated $200,000 which was paid in shares for its consulting services.

(3)	The Company has advised Nate’s Food on the following items:

a.	Shipping of product to consumers who purchase on the website

b.	Development of additional flavors and products. The additional products include cake mix, brownie mix and cookie mix. Nate’s has begun development of these products.

c.	Overall marketing and branding of company’s product

d.	Assistance in getting SEC filings submitted to SEC in timely manner (such as Form 10, 8-K, and 10-Q and other forms).

e.	Placement of product either initially through internet sales or focus on retail placement through grocery stores.

Nate’s Food Co is run by the creator of the product Batter Blaster. Batter Blaster was sold in over 13,000 stores and grossed over $40 Million in sales. These stores included Kroger, Walmart and Costco. Recently, the Company has been approached by retailers about purchasing the product. We have been advising Nate’s to focus on the grocery placement. The process usually takes a few months to complete as the stores inspect the manufacturing for quality control, do product testing and market testing as well. If Nate’s decides to focus on the current discussions regarding retail grocery placement over the internet sales launch then the internet launch will be delayed as the current product being manufactured will be required to be used for testing by the grocery stores. Additionally, some of the agreements may prevent Nate’s from selling direct to consumers since the grocery stores don’t want to be undercut by the Company itself.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embarr Downs, Inc.

Dated: October 15, 2014	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO